UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

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Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person *

Pustorino, Anthony R.
2.  Issuer Name and Ticker or Trading Symbol

Gabelli Convertible & Income Sec. Fund/GCV

6.  Relationship of Reporting Person(s) to Issuer
(Check all applicable)

__X___ Director	  _____ 10% owner

_____ Officer (give  _____ Other (specify
		    title		  below)
		    below)

(Last)		(First)		(Middle)



	ONE CORPORATE CENTER

3.  I.R.S Identification
Number of Reporting
Person, if an entity
(Voluntary)
4.  Statement for
Month/Day/Year

Dec. 17, 2002


(Street)



RYE			NY	   10580-1422


5.  If Amendment,
Date of
Original
Month/Day/Year
Dec. 20, 2002
7.  Individual or Joint/Group Filing
(Check Applicable Line)

__X__ Form filed by One Reporting Person
____ Form filed by More than One Reporting Person
(City)			(State)		(Zip)

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.  Title of Security
(Instr. 3)
2.
Trans-
action
Date
2A.
Deemed
Execu-
Tion
Date,
if any
3.  Trans-
action
Code
(Instr
.. 8)
4.  Securities Acquired (A)
or Disposed of (D)
(Instr. 3, 4 and 5)
5. Amount of
Securities
Beneficially
Owned Follow-
ing Reported
Transaction
(s)
(Instr. 3 and
4)
6. Owner-
ship
Form:
Direct
(D) or
Indirect
(I)
(Instr. 4)
7. Nature
of In-
direct
Bene-
Ficial
Owner-
Ship
(Instr.
4)

(Month/
Day/
Year)



Code


V


Amount

(A) or
 (D)


Price



Common Stock, Par Value $0.001
12/17/0
2

X

836(1)
A
$8.00
3,341
D


12/17/0
2

X

778(1)
A
$8.00
3,109
I
Spouse


































Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, See Instruction 4(b)(v).




FORM 4 (continued)
Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)



1.
Title of
Derivative
Security
(Instr. 3)
2.
Conve
r-
sion
or
Exerc
ise
Price
of
Deriv
-
ative
Secur
ity
3.
Trans-
Action
Date

(Month/D
ay/
Year)
3A.
Deemed
Execu-
Tion
Date, if
any
(Month/D
ay/
Year)
4.
Trans-
action
Code





(Instr.
8)
5.
Number of
Derivative
Securities
Acquired
(A)
Or Disposed
Of (D)

(Instr. 3,
4 and 5)
6.
Date Exer-
cisable and
Expiration
Date



(Month/Day/
Year)
7.
Title and
Amount of
Underlying
Securities


8.
Price
of Deriv-
ative
Security






(Instr.
5)
9.
Number
of Deriv-
ative
Secur-
ities
Bene-
ficially
Owned
Following
Reported
Transaction
(s)

(Instr. 4)
10.
Owner-
ship Form
Of De-
Rivative
Security:
Direct
(D) or
Indirect
(I)


(Instr. 4)
11.
Nature
of In-
direct
Bene-
ficial
Owner-
Ship




(Instr.
4)






Code


V


(A)


(D)
Date
Exer-
cisable
Expira-
tion
Date
Title
Amount
or
Number
of
Shares




Purchase
Rights
$8.00
12/17/02

X


2,508
11/14/0
2
12/17/0
2
Common
Stock
836

0
D



$8.00
12/17/02

X


2,334
11/14/0
2
12/17/0
2
Common
Stock
778

0
I
Spouse


























































































































Explanation of Responses:
(1) Represents shares received in the primary subscription in connection with the issuer's rights offering.



    /s/ Bruce N. Alpert

12/30/02
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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Note:  File three copies of this form, one of
which must be manually signed.
	If space provided is insufficient, see
Instruction 6 for procedure.

** Signature of Reporting Person
Anthony R. Pustorino
By:  Bruce N. Alpert
     Attorney-in-Fact


Date


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